Zones Announces Financial Results for the Second Quarter of 2005

AUBURN, Wash. (July 25, 2005) Zones, Inc. (the “Company,” “Zones”TM) (Nasdaq: ZONS):

▪	Eighth consecutive profitable quarter
▪	Quarterly net income increased 13% compared to the prior year
▪	Q2 2005 earnings per share increased to $0.09 per diluted share

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended June 30, 2005. Total net sales increased 2.9% to $127.6 million in the three month period ended June 30, 2005 from $124.0 million in the second quarter of 2004. The Company reported net income of $1.3 million, or $0.09 per diluted share, for the quarter ended June 30, 2005 compared with net income of $1.2 million, or $0.08 per diluted share, for the same quarter of the prior year.

Mr. Lalji, President and CEO, remarked on today’s announcement. “Our performance this quarter was, on balance, acceptable as we worked through a system conversion and integrated our CPCS subsidiary. I fully expect that by the end of the third quarter these actions should be completely behind us.”

Net sales for the six months ended June 30, 2005 increased to $254.0 million from $238.1 million for the corresponding period of the prior year. Net income for the six months ended June 30, 2005 increased 26.3% to $2.4 million, or $0.17 per diluted share, compared to a net income of $1.9 million, or $0.13 per diluted share in the first six months of 2004.

Operating Highlights
Consolidated outbound sales increased 7.9% to $122.7 million in the quarter ended June 30, 2005 compared to $113.7 million in the corresponding period of the prior year. These sales as a percent of total net sales for the three month period ended June 30, 2005 and 2004 were 96.2% and 91.6%, respectively. Direct online orders increased to $21.3 million, an increase of 117.5% over the same period of the preceding year. Strategic product categories also contributed to the year over year growth, which include memory and processors, monitors and video and storage which increased 35.7%, 13.0% and 9.9%, respectively.

Gross profit margin was 11.4% in the second quarter of 2005, compared to 11.5% in the second quarter of 2004, and 11.7% in the first quarter of 2005. The sequential decrease in gross profit margin percentage was primarily due to mix issues.

Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.6% in the second quarter of 2005. This represents a nominal increase from 8.5% compared to the corresponding period of the prior year and a sequential decline from 8.9% for the first quarter of 2005. The Company expects to continue hiring 20 to 25 additional account executives per month to support its sales growth initiatives.

Asset Management
The Company's balance sheet remains in excellent condition. Consolidated working capital increased to $29.3 million at June 30, 2005 from $27.0 million at December 31, 2004. The Company’s net inventory of $15.5 million at June 30, 2005 decreased from $17.4 million at December 31, 2004. Inventory turns increased to 28 times annually. Trade accounts receivable increased to $59.7 million at June 30, 2005 from $55.6 million at December 31, 2004. Days sales outstanding were 46 days, a slight decrease from 47 days at December 31, 2004.

About Zones, Inc.
Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company’s investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company’s management discussion of the second quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Tuesday, July 26, 2005 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company’s filings with the SEC.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$3,094	$6,457
Receivables, net of allowance for doubtful accounts of $2,458 and $2,666	54,258	53,903
Vendor Receivables	10,034	10,035
Inventories, net	15,492	17,405
Prepaids	1,175	958
Deferred income taxes	1,525	1,525

Total current assets	85,578	90,283

Property and equipment, net	3,744	3,951
Goodwill	5,098	5,098
Deferred income tax	1,163	2,640
Other assets	187	172

Total assets	$95,770	$102,144

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,944	$34,250
Inventory Financing	7,514	14,306
Accrued liabilities and other	7,463	7,331
Line of credit	3,900	6,100
Notes payable to former shareholders of CPCS	1,468	1,272

Total current liabilities	56,289	63,259

Note payable for purchase of fixed asset	32	35
Notes payable to former shareholders of
CPCS, net of current portion	-	1,272
Deferred rent	1,113	1,027

Total liabilities	57,434	65,593

Commitments and contingencies

Shareholders' equity:
Common stock	38,186	38,788
Retained earnings (accumulated deficit)	150	(2,237)

Total shareholders' equity	38,336	36,551

Total liabilities & shareholders' equity	$95,770	$102,144

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended June 30,		For the six months
	2005	2004	2005	2004

Net sales	$127,630	$124,023	$253,961	$238,114
Cost of sales	113,094	109,766	224,663	209,941
Gross profit
Selling, general and	14,536	14,257	29,298	28,173
administrative expenses	10,979	10,602	22,178	21,251
Advertising expense	1,400	1,694	3,139	3,584

Income from operations	2,157	1,961	3,981	3,338

Other expense:	50	90	110	167

Income before income taxes	2,107	1,871	3,871	3,171
Provision for income taxes	811	720	1,484	1,229

Net income	$1,296	$1,151	$2,387	$1,942

Basic earnings per share	$0.10	$0.08	$0.18	$0.14
Shares used in computation of basic earnings per share	13,380	13,669	13,412	13,666

Diluted earnings per share $0.09	$0.08	$0.17	$0.13
Shares used in computation of diluted earnings per share	14,148	14,534	14,347	14,511

Operating Highlights
Supplemental Data

	Three months ended		Six months ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Operating Data
Number of orders	98,852	100,706	198,241	212,544
Average order size	1,340	1,222	1,320	1,143
Direct online net sales	21,303,000	9,793,000	37,441,000	21,615,000
Sales force, end of period	275	274

Average Productivity (annualized)
Per Account Executive	1,856,000	1,811,000	1,846,989	1,694,765
Per Employee	865,000	892,000	860,885	856,527

Product Mix (% of sales)
Notebook & PDA's	15.0%	14.7%	14.0%	16.4%
Desktops & Servers	19.8%	20.9%	22.3%	20.2%
Software	16.2%	16.9%	16.4%	16.1%
Storage	9.4%	9.0%	9.2%	9.0%
NetComm	4.2%	4.7%	4.0%	4.5%
Printers	9.8%	9.5%	9.4%	9.7%
Monitors & Video	10.3%	9.7%	10.1%	10.0%
Memory & Processors	6.0%	4.7%	5.6%	4.7%
Accessories & Other	9.3%	9.9%	9.0%	9.4%